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     EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                  March 31, 1997
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                                                              Fully
                                            Primary          Diluted
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
Net income                                 $4,368,624      $4,368,624

Weighted average shares outstanding         9,418,499       9,418,499
Common stock equivalents due to
  outstanding options                         113,846         116,073
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Adjusted shares outstanding                 9,532,345       9,534,572

Earnings per share                              $0.46           $0.46

[CAPTION]

                                                  March 31, 1996
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                                                              Fully
                                            Primary          Diluted
---------------------------------------------------------------------
Net income                                 $3,769,514      $3,769,514

Weighted average shares outstanding         9,270,598       9,270,598

Earnings per share                              $0.41           $0.41


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